Exhibit 10.1

FORM OF LONG-TERM INCENTIVE AWARD AGREEMENT

JULY 15, 2019 PERFORMANCE-BASED CASH AWARD (“SOURCING EXPENSE SAVINGS”)

THIS LONG-TERM INCENTIVE AWARD AGREEMENT (this “Agreement”) is made effective and entered into as of July 15, 2019, by and between PIER 1 IMPORTS, INC., a Delaware corporation (the “Company”), and                      (the “Grantee”).

WHEREAS, pursuant to the provisions of the Pier 1 Imports, Inc. 2015 Stock Incentive Plan, as amended (the “Plan”), the Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has the authority to grant Awards under the Plan to employees of the Company and its Affiliates (as defined in the Plan); and

WHEREAS, during Grantee’s employment, and based on Grantee’s position with the Company and/or its Affiliates, Grantee has acquired and will continue to acquire, by reason of Grantee’s position, substantial knowledge of the operations and practices of the business of the Company and/or its Affiliates; and

WHEREAS, the Company desires to assure that, to the extent and for the period of Grantee’s service and for a reasonable period thereafter, the confidentiality of the Company’s and its Affiliates’ trade secrets and proprietary information be maintained, and the Company’s and its Affiliates’ goodwill and other legitimate business interests be protected, each of which could be compromised if any competitive business were to secure Grantee’s services; and

WHEREAS, the Committee has determined that Grantee be granted a Performance-Based Cash Award under the Plan upon the terms set forth below;

NOW, THEREFORE, the Company and the Grantee hereby agree as follows:

1.     Grant of Award. The Grantee is hereby granted a Performance-Based Cash Award under the Plan (this “Performance Award”), subject to the terms and conditions hereinafter set forth, with a maximum cash award of $600,000, inclusive of the Cash Pre-Payment as defined below.

2.    Cash Pre-Payment. Notwithstanding the vesting provisions set forth in Section 4 below, the Company shall pay Grantee $150,000 of the Performance Award on or prior to August 15, 2019 (the “Cash Pre-Payment”). If, on or prior to July 15, 2020, Grantee is terminated for “Cause” or voluntarily resigns without “Good Reason,” each as defined below, Grantee agrees that within ten (10) business days of the separation of Grantee’s employment from the Company or any of its Affiliates, Grantee will repay the Cash Pre-Payment paid to Grantee by the Company. Grantee further agrees that Grantee will make the repayment to the Company or an Affiliate in the form of a check or money order made payable to Pier 1 Imports, Inc. In the event Grantee is obligated to repay or reimburse the Company or an Affiliate for the Cash Pre-Payment as provided in this Agreement, Grantee authorizes the Company or an Affiliate to deduct any portion of the Cash Pre-Payment which Grantee is obligated to repay or reimburse from any wages due and owing to Grantee including, but not limited to, Grantee’s final paycheck. Grantee understands and agrees that, if such monies are not sufficient to repay the full amount Grantee owes, Grantee will still remain obligated to reimburse or pay the balance to the Company or an Affiliate.

3.    Certain Definitions. For purposes of this Award, the term or phrase means as follows:

“Cause” means a good faith determination by the Board (after providing the Grantee with reasonable notice and a reasonable opportunity to be heard in person on the matter) that any of the following has occurred: (i) the Grantee’s material or habitual failure to follow the reasonable and lawful directions of any superior officer of the Company, provided the direction(s) is not materially inconsistent with the duties or responsibilities of the Grantee’s position, or a material or habitual failure to perform Grantee’s duties with the Company (other than any such failure resulting from the Grantee’s disability) which failure is not cured within ten (10) days after a written demand for performance is delivered to the Grantee by the Company which specifically identifies the manner in which the Company believes that the Grantee has materially or habitually failed to perform the Grantee’s duties; (ii) the Grantee’s indictment for, conviction of, or entry of a plea of guilty or nolo contendere or no contest with respect to: (a) any felony, or any misdemeanor involving dishonesty or moral turpitude (including pleading guilty or nolo contendere to a felony or lesser charge which results from plea bargaining), whether or not such felony, crime or lesser offense is connected with the business of the Company, or (b) any crime connected with the business of the Company; (iii) the Grantee’s engaging in any gross negligence or gross misconduct in connection with the performance of Grantee’s duties, which is, or is likely to be, materially injurious to the Company, its financial condition, or its reputation; (iv) the Grantee’s commission of or engagement in any act of fraud, misappropriation, material dishonesty, or embezzlement, whether or not such act was committed in connection with the business of the Company; (v) the Grantee’s breach of fiduciary duty or breach of any of the covenants set forth in Sections 5(b) or 5(c) of this Agreement; or (vi) the Grantee’s violation of the Company’s policy against harassment or its equal employment opportunity policy, a material violation of the Company’s code of business conduct or a material violation of any other policy or procedure of the Company.

“Good Reason” means, without the Grantee’s written consent: (i) a reduction of more than ten percent (10%) in the sum of Grantee’s annual base salary and target bonus opportunity as a percentage of base salary from those in effect as of the date of this Agreement; (ii) a material diminution in Grantee’s authority, duties or responsibilities; (iii) Grantee’s mandatory relocation to an office more than fifty (50) miles from the primary location at which Grantee is required to perform Grantee’s duties as of the date of this Agreement; (iv) any other action or inaction that constitutes a material breach by the Company of the terms of this Agreement, including failure of a successor company to assume or fulfill the obligations under this Agreement; or (v) in anticipation or contemplation of or following a Corporate Change, as defined above, a material adverse change in the Grantee’s reporting structure. In each case, Grantee must provide the Company with written notice of the facts giving rise to a claim that “Good Reason” exists for purposes of this Agreement, within thirty (30) days of the initial existence of such Good Reason event, and the Company shall have the right to remedy such event within sixty (60) days after receipt of Grantee’s written notice (“the sixty (60) day period”). If the Company remedies the Good Reason event within the sixty (60) day period, the Good Reason event (and Grantee’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. If the Company does not remedy the Good Reason event within the sixty (60) day period, and Grantee does not incur a termination of employment within thirty (30) days following the earlier of: (y) the date the Company notifies Grantee that it does not intend to remedy the Good Reason or does not agree that there has been a Good Reason event, or (z) the expiration of the sixty (60) day period, the Good Reason event (and Grantee’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist. Notwithstanding the foregoing, if Grantee fails to provide written notice to the Company of the facts giving rise to a claim of Good Reason within thirty (30) days of the initial existence of such Good Reason event, the Good Reason event (and Grantee’s right to receive any benefit under this Agreement on account of termination of employment for Good Reason) shall cease to exist as of the thirty-first (31st) day following the later of its occurrence or Grantee’s knowledge thereof.

“Measurement Date” means February 27, 2021.

“Measurement Period” means the Company’s three (3) fiscal years beginning on and including March 4, 2018 and ending on and including February 27, 2021.

“Sourcing Expense” means (x) the total FOB cost for all products purchased within a particular product department plus (y) the total commission paid for all products purchased within that product department divided by (z) the number of products purchased in that product department, each for a given fiscal year.

“Sourcing Expense Savings” means the dollar amount obtained by (1) calculating the positive or negative variance (the “Variance”) in Sourcing Expense in fiscal 2021 as compared to fiscal 2018 for each product department, measured as of the Measurement Date; (2) multiplying (x) such Variance times (y) the actual number of products purchased in fiscal 2021 for each product department (the product of (x) and (y) to be referred to as the “Product Variance”); and (3) totaling the Product Variance for each product department. Expenses for vendor direct-to-consumer are specifically excluded from the calculation of Sourcing Expense Savings. Sourcing Expense Savings may be subject to adjustment for certain items as provided in the Plan at the discretion of the Compensation Committee.

4.     Vesting; Termination of Award.

(a)    Vesting. The target amount of this Performance Award is $300,000 (the “Target Performance Award”), which is inclusive of the Cash Pre-Payment. Grantee has the opportunity to earn up to 200% of the Target Performance Award, inclusive of the Cash Pre-Payment. Provided that (y) the percentage of Sourcing Expense Savings achieved during Fiscal 2021 as compared to Sourcing Expense in Fiscal 2018 meets or exceeds the target percentage shown on the table set forth in Section 9 hereof, and (z) the Grantee is employed by the Company or an Affiliate on the date of filing of the Company’s Annual Report on Form 10-K with the Securities and Exchange Commission for the Company’s fiscal year ending February 27, 2021 (the “Filing Date”), and subject to the other terms and conditions of this Agreement, Grantee shall be eligible to earn from 100% to 200% of the Target Performance Award as shown on the table set forth in Section 9 hereof, which shall be payable in cash less the Cash Pre-Payment, within thirty (30) days of the Filing Date.

The determination by the Committee with respect to the achievement of the Sourcing Expense Savings over the Measurement Period as set forth in condition (y) above shall be effective on the Filing Date.

(b)     Corporate Change. A pro rata portion of the Target Performance Award shall vest upon (i) a Corporate Change (as defined in the Plan) AND (ii) the occurrence of one of the following: (a) the Performance Award is not assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with the Corporate Change, or (b) the Performance Award is assumed by the surviving or acquiring entity or otherwise equitably converted or substituted in connection with the Corporate Change and the termination of Grantee’s employment by the Company (or the surviving or acquiring entity) without Cause or Grantee’s resignation for Good Reason occurs within one year after the effective date of the Corporate Change. The pro rata portion of the Target Performance Award under this Section 4(b) shall be calculated based on the portion of the Measurement Period that has elapsed at the time of vesting associated with a Corporate Change, and shall be payable less the amount of the Cash Pre-Payment.

(c) Termination of Employment. Upon termination of employment of the Grantee with the Company or any Affiliate of the Company (or the successor of any such company) for any reason other than as specified in Section 4(b) above, the Grantee shall forfeit all rights to amounts not paid pursuant to the Performance Award. For purposes of this Performance Award, no termination of Grantee’s employment shall occur as a result of the transfer of Grantee between the Company and any Affiliate or as a result of the transfer of the Grantee between two Affiliates. The cessation of a relationship between the Company and an Affiliate with which the Grantee is employed whereby such company is no longer an Affiliate shall constitute a termination of employment of the Grantee.

5.     Covenants Not to Disclose, Solicit or Compete. For purposes of this Section 5, the term “Company” shall include Pier 1 Imports, Inc. and all of its subsidiaries, parent companies and affiliates thereof.

(a)     Non-Disclosure of Confidential Information and Return of Property.

(i) Grantee acknowledges that: (A) the Company and its Affiliates are engaged in a continuous program of research and development respecting their activities, business and customers throughout the United States and the countries in which they operate or conduct business (the foregoing, together with any other businesses in which the Company and/or its Affiliates engage from the date hereof to the date of the termination of Grantee’s employment with the Company and/or any of its Affiliates to be known as the “Company Business”); (B) Grantee’s work for and position with the Company and/or its Affiliates has allowed Grantee, and will continue to allow Grantee, access to trade secrets of, and Confidential Information (as defined below) concerning the Company Business; (C) the Company would not have agreed to grant the Grantee this Performance Award• but for the agreements and covenants contained in this Agreement; and (D) the agreements and covenants contained in this Agreement are necessary and essential to protect the business, goodwill, and customer relationships that Company and/or its Affiliates have expended significant resources to develop. The Company agrees and acknowledges that, on or following the date of this Agreement, the Company and/or its Affiliates will provide Grantee with one or more of the following: (X) continued and ongoing authorization through computer passwords or by other means to access Confidential Information regarding the Company, its Affiliates and the Company Business; (Y) authorization to represent the Company and/or its Affiliates in communications with customers, suppliers, vendors, manufacturers, agents and other third parties to promote the goodwill of the Company Business, all in accordance with generally applicable policies of the Company and/or its Affiliates; and (Z) participation in certain restricted access meetings, conferences or training relating to Company Business and the Grantee’s position with the Company and/or its Affiliates. Grantee understands and agrees that if Confidential Information were used in competition against the Company and/or its Affiliates, the Company and/or its Affiliates would experience serious harm and the competitor would have a unique advantage against the Company and/or its Affiliates.

(ii)     Non-Disclosure of Confidential Information. Grantee agrees that Grantee shall not, directly or indirectly, use any Confidential Information on Grantee’s own behalf or on behalf of any person or entity other than the Company, or reveal, divulge, or disclose any Confidential Information to any person or entity not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Grantee further agrees that Grantee shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Grantee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Grantee shall not be restricted from: (A) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Grantee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Grantee; (B) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Grantee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Grantee has made such reports or disclosures; (C) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (D) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(iii) Definition of Confidential Information. “Confidential Information” means any and all data and information relating to the Company Business that (A) is disclosed to Grantee or of which Grantee becomes aware as a consequence of Grantee’s employment with the Company; (B) has value to the Company; and (C) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by applicable law); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; listings of customers, buying agents, vendors and manufacturers; customer, buying agent, vendor and manufacturer files, data and financial information; details of customer, buying agent, vendor and manufacturer contracts; current and anticipated customer, buying agent, vendor and manufacturer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(iv)    Return of Materials. Grantee agrees that Grantee will not retain or destroy (except as set forth below), and will immediately return to the Company on or prior to the date that Grantee’s employment with the Company shall terminate for any reason (the “Date of Termination”), or at any other time the Company requests such return, any and all property of the Company that is in Grantee’s possession or subject to Grantee’s control, including, but not limited to, customer, buying agent, vendor and manufacturer files and information, papers, drawings, notes, manuals, specifications, designs, devices, code, email, documents, diskettes, CDs, tapes, keys, access cards, credit cards, identification cards, equipment, computers, mobile devices, other electronic media, all other files and documents relating to the Company and its business (regardless of form, but specifically including all electronic files and data of the Company), together with all Confidential Information belonging to the Company or that Grantee received from or through Grantee’s employment with the Company. Grantee will not make, distribute, or retain copies of any such information or property. To the extent that Grantee has electronic files or information in Grantee’s possession or control that belong to the Company or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Date of Termination, or at any other time the Company requests, Grantee shall (A) provide the Company with an electronic copy of all of such files or information (in an electronic format that is readily accessible by the Company); (B) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, so that such files and information are permanently deleted and irretrievable; and (C) upon written request by the Company on or following the Date of Termination, provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

(b)     Non-Solicitation of Employees and Independent Contractors. During Grantee’s employment with the Company and for twelve (12) months following the Date of Termination, Grantee will not, directly or indirectly, whether on Grantee’s own behalf or as a principal or representative of any other person or entity, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company with whom Grantee had any contact whatsoever during Grantee’s employment to terminate his or her employment or other relationship with the Company or to enter into employment or any other kind of business relationship with Grantee or any other person or entity.

(c)    Non-Competition. In return for the Company’s and its Affiliates’ promise to provide Grantee with access to and use of its Confidential Information (as described in Section 5(a)(i)-(iii) above), during Grantee’s employment with the Company and for twelve (12) months following the Date of Termination (or for eighteen (18) months following the Date of Termination, if the termination occurs within one year after the effective date of a Corporate Change), Grantee will not, within the Restricted Area, directly or indirectly, engage, either as a principal, employee, partner, consultant, officer, director or investor (other than a less-than-1% stock interest in a corporation), in a business which is a competitor of the Company, in the same or similar type capacity as Grantee was employed by the Company. For purposes of this Section 5(c), a business shall be deemed a “competitor” of the Company if it engages in the commerce of a Home Fashions or Furniture Business or is a Home Décor Division of a Business, whether through stores (retail or wholesale), on-line e-commerce or any combination thereof.

(i)    The term “Restricted Area” shall mean the United States unless, during the last two (2) years of Grantee’s employment, Grantee’s employment responsibilities include a different geographic territory and Grantee’s access to Confidential Information is restricted to such different geographic territory, in which case the term “Restricted Area” shall mean such different geographic territory.

(ii)     The term “Home Fashions or Furniture Business” shall mean a business (however organized or conducted, including any on-line e-commerce operations) that primarily engages in the sale, marketing, distribution, manufacturing or design of merchandise consisting of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company during Grantee’s employment. By way of illustration, a “Home Fashions or Furniture Business” shall include such businesses as the Company, Restoration Hardware, Inc., Kirkland’s, Inc., Williams-Sonoma, Inc., Pottery Barn, Inc., Tuesday Morning Corporation, and Bed, Bath & Beyond, Inc. and stores under the names “World Market,” “Cost Plus,” “Cost Plus World Market,” “Crate & Barrel,” “Home Goods,” “Home Sense, “IKEA,” “Wayfair,” “Hayneedle,” and “At Home.”

(iii)    The term “Home Décor Division of a Business” shall mean a category, division, branch, or unit of a business (however organized or conducted, including any on-line e-commerce operations, specialty retailer, big box retailer or department store) that engages in the sale, marketing, distribution, manufacturing or design of furniture, decorative accessories, housewares, bed and bath, and seasonal goods, or any other category of merchandise sold by the Company during the Grantee’s employment. By way of illustration, a “Home Décor Division of a Business” shall include the home furnishings, home décor or other similar home-related category, division, branch, or unit of The TJX Companies, Inc., Ross Stores, Inc., J.C. Penney Company, Inc., Target Corporation, The Michaels Companies, Inc., The Container Store Group, Inc., Amazon.com, Inc., and Neiman Marcus Group LTD LLC.

(iv)     The Company may from time to time prior to any Date of Termination, by written notice to the Grantee, for purposes of clarification, add to the list of illustrative examples of a Home Fashions or Furniture Business or a Home Décor Division of a Business set forth in this Section 5(c) the names of other companies or businesses meeting the definitions of such terms.

(d)    Enforcement of Protective Covenants.

(i)    Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the restrictions in Section 5 of this Agreement (the “Protective Covenants”) will be inadequate, and that in the event Grantee breaches, or threatens to breach, any of the Protective Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Grantee from violating or threatening to violate the Protective Covenants and to have the Protective Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Grantee understands and agrees that if Grantee violates any of the obligations set forth in the Protective Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of effectiveness of the Protective Covenants. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. The Company’s ability to enforce its rights under the Protective Covenants or applicable law against Grantee shall not be impaired in any way by the existence of a claim or cause of action on the part of Grantee based on, or arising out of, this Agreement or any other event or transaction.

(ii)    Severability and Modification of Covenants. Grantee acknowledges and agrees that each of the Protective Covenants is reasonable and valid in time and scope and in all other respects and is no greater than necessary to protect the Company Business. The parties agree that it is their intention that the Protective Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Protective Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Protective Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Agreement or such Protective Covenant. If any of the provisions of the Protective Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company Business and may be enforced by the Company to that extent in the manner described above and all other provisions of this Agreement shall be valid and enforceable.

(e) Termination Without Cause or for Good Reason. Notwithstanding the foregoing, if Grantee’s employment with the Company or an Affiliate is involuntarily terminated without Cause or Grantee voluntarily terminates Grantee’s employment for Good Reason, Grantee shall not be subject to the restrictions on non-competition set forth in Section 5(c) of this Agreement; provided, however, that Grantee is not in breach of any other terms and conditions of this Agreement. The restrictions related to non-disclosure of confidential information and return of property in Section 5(a) and non-solicitation contained in Section 5(b) shall remain in full force and effect regardless of the manner of termination of Grantee’s employment.

6.    Disclosure of Agreement. Grantee acknowledges and agrees that, during the twelve (12) months following the Date of Termination, Grantee will disclose the existence and terms of this Agreement to any prospective employer, business partner, investor or lender prior to entering into an employment, partnership or other business relationship with such prospective employer, business partner, investor or lender. Grantee further agrees that the Company and/or any of its Affiliates shall have the right to make any such prospective employer, business partner, investor or lender of Grantee aware of the existence and terms of this Agreement.

7.    Incorporation of Plan Provisions. This Agreement is made pursuant to the Plan and is subject to all of the terms and provisions of the Plan as if the same were fully set forth herein, and receipt of a copy of the Plan is hereby acknowledged. Capitalized terms not otherwise defined herein shall have the same meanings set forth for such terms in the Plan. If there is any conflict between this Agreement and the Plan, the Plan controls.

8.    Miscellaneous. This Agreement (a) shall be binding upon and inure to the benefit of any successor of the Company, (b) shall be governed by the laws of the State of Texas, and any applicable laws of the United States, and (c) may not be amended without the written consent of both the Company and the Grantee. No contract or right of employment shall be implied by this Agreement, nor shall this Agreement interfere with or restrict in any way the rights of the Grantee’s employer to discharge the Grantee at any time for any reason whatsoever, with or without cause.

This Award along with all other Awards received by the Grantee (including any proceeds, gains or other economic benefit actually or constructively received by the Grantee upon any receipt or exercise of any Award) shall be subject to the provisions of the Company’s claw-back policy as set forth in Section 10 of the Company’s Code of Business Conduct and Ethics (as amended from time to time) including any amendments of such claw-back policy adopted to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder.

9.     Certain Additional Information. This Section 9 sets forth certain information referred to in Section 4 of this Agreement.

Percentage of Sourcing Expense Savings* (Fiscal 2021 versus Fiscal 2018)	Value of Target Performance Award Earned
9.00% - 9.99%	$300,000 - $396,000
10.00% - 10.99%	$399,000 - $495,000
11.00% - 11.99%	$498,000 - $597,000
12.00%+	$600,000

*	Vesting of Performance Award between the minimum and maximum percentage of Sourcing Expense Savings targets in each band shall be interpolated.

EXECUTION PAGE OF PERFORMANCE-BASED CASH AWARD AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective on the date first above written.

COMPANY:		GRANTEE:
Pier 1 Imports, Inc

BY:

	[NAME]	[NAME]
	[TITLE]	[TITLE]

DATE:		DATE: